Exhibit 99.1

For Cerus	For Baxter
Media and Investor Relations:	Media:
Sylvia Wheeler, (925) 288-6061	Tanya Tyska, (847) 270-4918, North America
Lisa Luttinger, (925) 288-6036	Jed Weiner, (847) 270-3928, North America
Patty O’Hayer, 32 2 650 1924, Europe

Investor Relations:
Neville Jeharajah, (847) 948-2875
Mary Kay Ladone, (847) 948-3371

BAXTER AND CERUS REACH AGREEMENT WITH FDA

ON STEPS TO GAIN REGULATORY APPROVAL

FOR INNOVATIVE PATHOGEN INACTIVATION SYSTEM

DEERFIELD, ILL. and CONCORD, CALIF., June 4, 2003—Subsidiaries of Baxter International Inc. (NYSE: BAX) and Cerus Corporation (Nasdaq: CERS) announced today that the companies reached agreement with the U.S. Food and Drug Administration (FDA) on steps for regulatory approval for their pathogen inactivation system for platelets.

Baxter and Cerus have been in ongoing discussions with the FDA throughout the submission of their modular application for their pathogen inactivation system for platelets.  The steps that have been agreed upon include conducting a supplemental platelet transfusion study and performing additional analysis of the U.S. Phase III clinical trial data.  The clinical trial will be carried out using the commercial set and will provide additional data to address FDA questions related to platelet performance in the U.S. Phase III clinical trial.  This commercial set has previously undergone successful European clinical testing and is now commercially available in Europe.

“We are pleased to have reached this agreement, and with these two additional steps we now have a clear path to complete the regulatory submission process,” said Stephen T. Isaacs, president and chief executive officer of Cerus.  “Our resolve is strong to make the blood supply as safe as possible and we are committed to moving expeditiously to bring this innovative technology to the marketplace.”

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Greg Young, corporate vice president and president of Baxter’s Transfusion Therapies business said,  “We continue to work collaboratively with the FDA throughout this process, and accept the responsibility that comes with being leaders looking to bring an innovative critical care therapy to the marketplace.  Baxter and Cerus are dedicated to taking all necessary steps required by the FDA to definitively demonstrate that our pathogen inactivation system will offer an additional layer of safety to the nation’s blood supply.”

The two companies expect to complete the additional steps in the next 15-18 months with regulatory submission to follow shortly thereafter.

Baxter and Cerus’ pathogen inactivation system is being developed to potentially protect patients by reducing the risk of transfusion-transmitted diseases.  The system is designed to go a step beyond current blood safety measures, which test for certain infectious diseases, by inactivating a broad spectrum of pathogens, including viruses, bacteria, parasites and potentially harmful donor white blood cells in blood components intended for transfusion.  For platelets, the system uses a light-activated compound that is designed to target and inactivate pathogens containing DNA and RNA, such as HIV and hepatitis B and C, and to render them harmless by preventing them from replicating.

In 2002 the companies received regulatory approval in Europe for the technology, known as the INTERCEPT Blood System for platelets.  The INTERCEPT Blood System is the only pathogen inactivation system that is approved and available for use in Europe with platelets. Patients undergoing chemotherapy, heart bypass surgery and other procedures that require platelet transfusions are expected to benefit from this technology.

Cerus and Baxter are conducting clinical trials of their pathogen inactivation system for use with plasma and red blood cells for transfusion, making their system the only pathogen inactivation technology currently being developed for use with all primary blood components.

Baxter International Inc. assists health-care professionals and their patients with treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives. For more information about Baxter, please visit www.baxter.com.

Cerus Corporation is developing medical systems and therapeutics to provide safer and more effective options to patients. The company is developing products based on its proprietary Helinx® technology for controlling biological replication. Cerus’ most advanced programs are focused on systems to enhance the safety of the world’s blood supply. The INTERCEPT Blood System, which is being developed in collaboration with subsidiaries of Baxter International Inc. is based on the company’s Helinx technology.  The Concord, California-based company also is pursuing therapeutic applications of Helinx technology to treat and prevent serious diseases.

Helinx is a U.S. registered trademark of Cerus Corporation.

Baxter and INTERCEPT Blood are trademarks of Baxter International Inc.

Statements in this news release regarding regulatory filings, product development and commercial potential are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of clinical trials and other development activities, actions by regulatory authorities at any stage of the development and commercialization process, additional financing activities, manufacturing, market acceptance of any products, competitive conditions and other factors discussed in the companies’ most recent filings with the Securities and Exchange Commission.

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